UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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CoastalSouth Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 13, 2026

Dear Fellow Shareholder:

You are cordially invited to attend the 2026 Annual Meeting of Shareholders of CoastalSouth Bancshares, Inc. to be held at the CoastalSouth Bancshares, Inc. headquarters, located at 400 Galleria Pkwy, Suite 1900, Atlanta, Georgia, 30339 on Thursday, April 23, 2026 at 8:00 a.m., Eastern Time.

We have elected to provide access to our proxy materials by internet in accordance with the Securities and Exchange Commission's "notice and access" rules. Accordingly, on or about March 13, 2026, we mailed a notice of internet availability of proxy materials. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone, or by email. If you request your materials via email, the email will contain instructions and links to the materials on the Internet.

Your vote is important. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. For instructions on voting, please refer to the instructions on the notice of internet availability of proxy materials that you received in the mail or, if you received a hard copy of the proxy statement, on the accompanying proxy card. You may read, print, and download our 2025 Annual Report to Shareholders, our Proxy Statement, and other important information on our website at www.edocumentview.com/COSO.

On behalf of our entire Board of Directors and the officers and team members of CoastalSouth Bancshares, Inc., we would like to take this opportunity to thank you for your continued support of CoastalSouth Bancshares, Inc. We look forward to seeing you at the Annual Meeting.

Sincerely,

James S. MacLeod	Stephen R. Stone
Chairman of the Board of Directors	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

You are hereby invited to attend the 2026 Annual Meeting of shareholders of CoastalSouth Bancshares, Inc.

Date and Time:	Thursday, April 23, 2026 at 8:00 a.m., Eastern Time
Place:	The Annual Meeting of Shareholders will be held at the headquarters of CoastalSouth Bancshares, Inc., located at 400 Galleria Pkwy, Suite 1900, Atlanta, Georgia, 30339
Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on March 5, 2026.
Items of Business:
1.
To elect eleven directors, each to serve for a one-year term ending at the Annual Meeting of Shareholders in 2027;
2.
To ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2026; and
3.
To transact such other business as may properly come before the meeting or any adjournment thereof.

Voting:

You may vote your shares by Internet or telephone as directed in the proxy materials. If you received a printed copy of the proxy materials, you may also complete, sign, and return the enclosed proxy card or voting instruction form by mail. Voting in any of these ways will not prevent you from participating in or voting your shares at the Annual Meeting. We encourage you to vote by Internet or telephone to reduce mailing and handling expenses.

Internet Availability of Proxy Materials:

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on April 23, 2026: This Notice of Annual Meeting, the accompanying Proxy Statement, and our 2025 Annual Report to Shareholders (which includes our Form 10-K for the year ended December 31, 2025) are available at www.edocumentview.com/COSO.

By Order of the Board of Directors,

Stephen R. Stone President and Chief Executive Officer March 13, 2026

YOUR VOTE IS IMPORTANT

PROXY STATEMENT AND ANNUAL MEETING SUMMARY

General

The Board of Directors is sending this Proxy Statement (this “Proxy Statement”) to our shareholders to solicit proxies from holders of our voting common stock, $1.00 par value per share (our “Voting Common Stock”), for use at the Annual Meeting of the Shareholders (the “Annual Meeting”). Unless otherwise clearly specified, all references in this Proxy Statement to “CoastalSouth,” “we,” “us,” “our,” and the “Company” refer to CoastalSouth Bancshares, Inc.

Date, Time and Place of the Annual Meeting

CoastalSouth Bancshares, Inc.’s 2026 Annual Shareholders’ Meeting will be held on Thursday, April 23, 2026, beginning at 8:00 a.m., Eastern Time, at 400 Galleria Pkwy, Suite 1900, Atlanta, Georgia, 30339.

Record Date and Mailing Date

The close of business on March 5, 2026 is the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only the holders of our outstanding Voting Common Stock as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. The Notice of Electronic Delivery is being mailed to such shareholders on or around March 13, 2026.

Summary of Proposals

The proposals to be considered at the meeting are summarized as follows:

Proposal 1. To elect eleven directors each to serve a one-year term ending at the Annual Meeting of Shareholders in 2027.

Proposal 2. To ratify the appointment of Elliott Davis, LLC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026.

Number of Shares Outstanding

As of the close of business on the Record Date, the Company had 50,000,000 shares of common stock authorized, of which 11,853,258 shares of voting common stock and 132,156 shares of nonvoting common stock were outstanding. As of the Record Date, the Company's voting common stock was held by 407 shareholders of record, including Cede & Co., as nominee for The Depository Trust Company, which holds shares held by our beneficial shareholders whose shares were held in "street name" through a broker, bank or other intermediary.

Requirements for Shareholder Approval

To hold a vote on any proposal, other than to adjourn the Annual Meeting for the lack of a quorum, a quorum must be present with respect to the proposal. A quorum will be present at the Annual Meeting if a majority of the outstanding shares of voting common stock entitled to vote at the Annual Meeting is represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, as present in determining whether a quorum exists.

Vote Required. The holders of shares of CoastalSouth’s voting common stock are entitled to one vote per share on all matters presented at the Annual Meeting for action by shareholders. With respect to Proposal 1, for a director nominee to be elected, each director nominee must receive more affirmative votes for his seat on the Board of Directors than any other nominee for such seat. The Board of Directors is not aware of any competing nominees. With respect to Proposal 2, the ratification of Elliot Davis, LLC as the Company's independent public accounting firm requires the votes cast FOR the ratification exceed the votes cast AGAINST the ratification.

Abstentions. A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions do not count as votes for or against a given matter. An abstention will have no effect on the outcome of Proposal 1 or 2.

Broker Non-Votes. On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide instructions. When a brokerage firm votes its customers’ shares on a “routine” matter without receiving instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted “FOR” or “AGAINST” the “routine” matter. For purposes of the Annual Meeting, Proposal 2 (the ratification of the appointment of Elliot Davis, LLC as our independent registered public accounting firm for 2026) is considered a “routine” matter.

Under applicable stock exchange rules, Proposal 1: the election of directors, is considered a “non-routine” matter for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide instructions (referred to as a “broker non-vote”). Therefore, for purposes of the 2026 Annual Meeting, if you hold your stock through a brokerage account, your brokerage firm may not vote your shares on your behalf on Proposal 1 without receiving instructions from you. Broker non-votes are only counted for establishing a quorum, but will not be counted as votes cast either in favor of or against a non-routine proposal. If a quorum is present, broker non-votes will have no effect on the outcome of Proposal 1.

Procedures for Voting by Proxy

If you properly execute and deliver and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you execute your proxy but do not provide your proxies with any instructions, then your shares will be voted “FOR” Proposal 1 and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the Annual Meeting. No proxy marked specifically “WITHHOLD,” “ABSTAIN” or "AGAINST" with respect to any Proposal will be voted in favor of any other Proposal unless the proxy is specifically marked “FOR” such other Proposal.

A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by:

•
giving written notice of revocation to CoastalSouth;
•
properly submitting to CoastalSouth a duly executed proxy bearing a later date; or
•
attending the Annual Meeting and voting.

All written notices of revocation and other communications concerning proxies should be addressed to Stephen R. Stone, Chief Executive Officer of CoastalSouth Bancshares, Inc., at 400 Galleria Pkwy, Suite 1900, Atlanta, Georgia, 30339.

Solicitation of Proxies

CoastalSouth will pay the cost of proxy solicitation, if necessary. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation materials to the beneficial owners of voting common stock held of record by these institutions. We will reimburse these firms, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses that they incur in connection with this process.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1:

Election of Directors

Nominees

Our Board of Directors currently consists of 11 members. The following table sets forth certain information regarding our current directors. Each member of our Board of Directors also serves as a member of the Bank’s Board of Directors. The following table presents each director candidate along with their committee assignments to take effect subsequent to the Annual Meeting.

Name	Position(s) with the Company	Age (1)	Tenure	Audit Committee	Compensation Committee	Credit & Risk Committee	Nominating & Governance Committee
James S. MacLeod	Chairman	78	23
John G. Aldridge, Jr.	Director	57	2			Chair	Member
L. Scott Askins	Director	56	5		Member		Chair
Ernst W. Bruderer	Director	72	23			Member	Member
J. Simon Fraser	Director	73	23 (2)	Member			Member
Patrick M. Frawley	Vice-Chairman	74	9	Member		Member
Mark A. Griffith	Director	69	14	Chair	Member
Michael B. High	Director	77	9	Member		Member
James N. Richardson, Jr.	Director	81	23		Member	Member
Stephen R. Stone	President, CEO and Director	50	9
Joseph V. Topper, Jr.	Director	70	9	Member	Chair

(1) As of March 5, 2026

(2) Mr. Fraser has served as a director of Coastal States Bank since 2003.

The following is a brief discussion of the business and banking background and experience of our directors. The director biographies also contain information regarding the person’s experience, qualifications, attributes, or skills that led to the conclusion that the person should serve as a director. No director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers. There are no arrangements or understandings between any of the directors and any other person pursuant to which he or she was selected as a director except as disclosed below.

James S. MacLeod. Mr. MacLeod serves as Chairman of the Board of Directors of CoastalSouth Bancshares, Inc. and Coastal States Bank. He has a 53-year career in mortgage finance and is a founder of CoastalSouth Bancshares, Inc. and Coastal States Bank, where he has served in various positions since 2003. Prior to his affiliation with Coastal States Bank, Mr. MacLeod served as Executive Vice President at Mortgage Guaranty Insurance Corporation. He is the Immediate Past Chairman of the Board of Directors of the Medical University of South Carolina Foundation, Chair Emeritus of the University of Tampa, Former Chair of Sykes Enterprise, Inc. (SYKE), Former Vice Chair of Allianz Global Investors Multi-Strategy and CEF Funds Board, and the Virtus Investment Partners CEF. He also serves as a Director at Coastal States Mortgage and as a Partner of Nexus Capital. Mr. MacLeod has a Bachelor of Science in Economics from the University of Tampa, a Master in City Planning from the Georgia Institute of Technology, and a Master of Science in Real Estate and Urban Affairs from Georgia State University. We believe Mr. MacLeod is qualified to serve on our Board of Directors due to his experience in operations, finance and management as well as his strong understanding of developments impacting our markets.

John G. Aldridge, Jr. Mr. Aldridge is the Founder and Managing Partner of Aldridge | Pite, LLP, which was founded in 2009. Mr. Aldridge has founded, owned, operated and sold numerous companies involved in the real estate industry, including title companies, trustee companies, service of process companies, technology (as a service) companies and technology and business process consulting companies. He currently serves as a Director at Altisource Portfolio Solutions S.A. (NASDAQ: ASPS), Atlantic Closing & Escrow, and The First Tee of Metro Atlanta. He also sits on the Advisory Boards of Wrightwell and The Birdsey Group. Mr. Aldridge received his undergraduate degree from the University of North Carolina at Chapel Hill and his Juris Doctor from the Emory University School of Law. We believe Mr. Aldridge is qualified to serve on our Board of Directors due to his deep legal expertise, significant business acumen and complex understanding of the banking and real estate industries in each of CSB's core markets.

L. Scott Askins. Ms. Askins has over 20 years of C-Suite experience in private and public companies, with an extensive background in scaling disruptive technology companies and driving strategy to lead organic and acquisitive growth. She previously served as Vice President and Group Counsel for American Express and was General Counsel, Chief Compliance Officer, and Secretary for Kabbage, Inc. until October 16, 2020. Kabbage, Inc. (d/b/a KServicing) filed for bankruptcy under Chapter 11 in October of 2022. Ms. Askins also serves on the Board of the Medical University of South Carolina Foundation. Ms. Askins is a graduate of Clemson University. She also received a Juris Doctor from the University of South Carolina School of Law and a Master of Laws in Taxation from the New York University School of Law. We believe Ms. Askins is qualified to serve on our Board of Directors due to her legal expertise and background serving as a senior executive with financial and technology organizations, which we believe will provide us with insight on how we enhance our digital delivery of our products and services.

Ernst W. Bruderer. Mr. Bruderer has an extensive background serving as CEO for various industries. He is the Chairman of the Executive Committee and a Member of the Board of Directors of SYNCO Properties in Charlotte, NC and Chairman Elect of The Global Network Foundation in Atlanta. He also is a founder of CoastalSouth Bancshares, Inc. and Coastal States Bank where he serves as the Chairman of the Nominating and Governance Committee. He volunteers as a Facilitator for the Central Eurasia Leadership Alliance and the Middle East Leadership Alliance, representing SIBF (Society of International Business Fellows). Mr. Bruderer has a Bachelor of Arts degree in Business and Economics from the University of St. Gall and a Juris Doctor from the University of Zurich. He also attended Post-Graduate LLM Classes at Georgetown Law School. We believe Mr. Bruderer is qualified to serve on our Board of Directors due to his extensive business and leadership experience.

Patrick M. Frawley. Mr. Frawley serves as Vice-Chairman of the Board of Directors of CoastalSouth Bancshares, Inc. and Coastal States Bank. Mr. Frawley was the founder of Community & Southern Bank, a bank for which he served as the Chief Executive Officer before retiring in 2016. He has served in a variety of key regulatory roles with the Comptroller of the Currency and has held numerous positions with multinational banks. Mr. Frawley is a graduate of Campbell University and Louisiana State University’s School of Banking. We believe that Mr. Frawley is qualified to serve on our Board of Directors due to his background in leading growing strong community banking franchises, as well as the unique perspective on the challenges and opportunities for our organization he can offer based on his regulatory background.

J. Simon Fraser. Mr. Fraser is a Partner in the law firm of Fraser and Allen, LLC, whose primary legal work areas include real estate and business law, covering commercial and residential real estate, business transaction, and general matters regarding corporations, partnerships and limited liability companies. He has served on numerous boards and commissions, particularly in the Hilton Head Island area, including serving as the Chairman of the Heritage Classic Foundation and Vice Chairman of the Beaufort-Jasper Commission on Higher Education. Mr. Fraser has a Bachelor of Arts from the University of Virginia and his Juris Doctor from the University of South Carolina. Mr. Fraser is a founder of CoastalSouth Bancshares, Inc. and Coastal States Bank and has served on the Board of Directors of Coastal States Bank since 2003. He was elected to the Board of Directors of CoastalSouth Bancshares, Inc, in February of 2026. We believe Mr. Fraser is qualified to serve on our Board of Directors due to his business background and extensive community involvement.

Mark A. Griffith. Mr. Griffith is a retired Managing Director and Director of Real Estate for LNR Partners Europe Ltd. where he was responsible for operations and directing investments strategies across the U.K. and Western Europe before retiring in 2009. He also served as Vice President of three U.S. commercial real estate companies specializing in retail shopping centers and office building ownership, development, and management. Mr. Griffith attended Ohio University. We believe Mr. Griffith is qualified to serve on our Board of Directors due to his financial background and expertise in running and growing complex real estate operations.

Michael B. High. Mr. High is a retired Partner of Patriot Financial Partners L.P. Prior to joining Patriot Financial Partners, Mr. High was a finance executive at a number of financial institutions including Harleysville National Corporation and Progress Financial Corporation. He currently is a Member of the Board of Directors of DR Bank. Mr. High is a CPA (Inactive) and a graduate of The Pennsylvania State University. We believe Mr. High is qualified to serve on our Board of Directors due to his financial leadership background at a number of community banking institutions and his experience in investing in community banking institutions.

James N. Richardson, Jr. Mr. Richardson is Chairman and CEO of The Richardson Group whose holdings include Coligny Plaza, Windmill Harbour Company, the South Carolina Yacht Club, Windmill Harbour Real Estate, and multiple other developments such as Westbury Park, Compass Commons at New River, Barony at Port Royal, and work force housing. The Richardson Group’s restaurant division include Local Pie Hilton Head, Bluffton and New Riverside, and Fish Coastal Seafood. Mr. Richardson serves as a Commissioner of the South Island Public Service District and has chaired and served on numerous boards that benefit the Lowcountry and South Carolina. Mr. Richardson is a founder of CoastalSouth Bancshares, Inc. and Coastal States Bank and has served on their Boards of Directors since 2003. Mr. Richardson is a graduate of Mars Hill College. We believe Mr. Richardson is qualified to serve on our Board of Directors due to his extensive business background and deep community involvement, which provide substantial insights for our business operations.

Stephen R. Stone. Mr. Stone is the President and Chief Executive Officer of CoastalSouth Bancshares, Inc. and Coastal States Bank. Prior to joining the Bank in 2017, he served as the Chief Strategy Officer and General Counsel of Community & Southern Bank. In addition to serving as a member of the Board of Directors of CoastalSouth and CSB, Mr. Stone is a member of the Board of Directors of Coastal States Mortgage, Inc. as well as a member of the Board of Directors of The Buckhead Coalition. Mr. Stone is a graduate of the University of Virginia, and he received his Juris Doctor from the Washington College of Law at American University, cum laude. We believe that Mr. Stone is qualified to serve on our Board of Directors due to his extensive knowledge of the banking industry, mergers and acquisitions, and strong leadership skills, which provide the board with invaluable insight and guidance into the business and regulatory requirements of today’s banking environment.

Joseph V. Topper, Jr. Mr. Topper has served as the Chief Executive Officer of Dunne Manning Inc. and Affiliates since 1992. He has 34 years of management experience in the wholesale and retail fuel distribution business. Mr. Topper is Chairman of the Board of CrossAmerica Partners LP, is a Member of the Board of Directors of PBS39 public television and is a Member of the Board of Pool Trust. He has been the past chair of trustees of Villanova University. He is a graduate of Villanova University, and he received a Master of Business Administration from Lehigh University. We believe that Mr. Topper is qualified to serve on our Board of Directors due to his extensive business experience and community involvement, which provides us with insight into the economic and business operations in our core markets.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in areas relevant to our business. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their own unique experience. Each director must represent the interests of all shareholders. When considering potential director candidates, our Board of Directors also considers the candidate’s independence, character, judgment, diversity of background, age, skill-sets, financial literacy, specific business background and global or international experience in the context of our needs and those of the Board of Directors. Our Board of Directors’ priority in selecting board members is the identification of persons who will further the interests of our shareholders through his or her record of professional and personal experiences and expertise relevant to our growth strategy. The following matrix depicts the diversity of experience of our Board of Directors.

Name	Finance and Accounting	Financial Services	Leadership of a Large, Complex Organization	Management	Mergers and Acquisitions	Public Company Governance	Regulatory	Risk Management	Technology
James S. MacLeod	X	X	X	X	X	X		X
John G. Aldridge, Jr.		X	X	X	X	X			X
L. Scott Askins		X		X	X	X	X	X	X
Ernst W. Bruderer		X	X	X	X	X		X
J. Simon Fraser		X		X				X
Patrick M. Frawley		X	X	X	X	X	X	X
Mark A. Griffith	X		X	X
Michael B. High	X	X		X	X	X	X	X	X
James N. Richardson, Jr.			X	X
Stephen R. Stone		X	X	X	X	X	X	X
Joseph V. Topper, Jr.	X	X	X	X	X	X		X

In furtherance of the foregoing, the Board considers a wide range of attributes when selecting and recruiting candidates. Our nominees have executive experience and skills that are aligned with our business and strategy as follows:

•
Financial and Accounting – Knowledge of or experience in accounting, financial reporting or auditing processes and standards is important to effectively oversee the Company’s financial condition and the accurate reporting thereof.
•
Financial Services – Experience in the financial services industry, in particular, community banking, including consumer and commercial banking, and other related products and services, allows Board members to evaluate the Company’s business model, strategies, and the industry in which we compete.
•
Leadership of a Large, Complex Organization – Executive experience managing business operations and strategic planning allows Board members to effectively oversee the Company’s operations.
•
Management – Experience as a senior executive officer allows the Board to effectively oversee the Company’s efforts to recruit, retain and develop key employees and build a cohesive and effective strategy.
•
Mergers and Acquisitions – Mergers and Acquisitions are an important part of the Company’s strategic focus, and experience in negotiating, executing, and integrating deals allows the Board to effectively oversee this element of the Company’s business strategy.
•
Public Company Governance – Knowledge of public company governance matters and best practices assists the Board in considering and adopting applicable corporate governance strategies and preparing for the possibility that the Company may be a public company at some point in the future.
•
Regulatory – Experience with regulated businesses, regulatory requirements and relationships with banking regulators is important because the Company operates in a heavily regulated industry.
•
Risk Management – Skills and experience in assessment and management of business and financial risk factors allow the Board to effectively oversee risk management and understand the most significant risks facing the Company.
•
Technology – Experience with or oversight of innovative technology, cybersecurity, information systems/data management, fintech or privacy is important in overseeing the security of the Company’s operations, assets and systems as well as the Company’s ongoing investment in and development of innovative technology.

Director Independence

New York Stock Exchange ("NYSE") listing standards require that a majority of our directors be independent and that each member of our Audit Committee, Nominating and Governance Committee, and Compensation Committee be independent. Our Board determines the independence of each director and director nominee in accordance with guidelines it adopted, which include all elements of independence set forth in the NYSE listing standards and U.S. Securities and Exchange Commission (“SEC”) rules. The Board first considers whether any director or nominee has a relationship covered by the NYSE listing standards that prohibits an independence finding for Board or committee purposes. Any director who has a material relationship with CoastalSouth or its management is not considered to be independent.

Our Board has affirmatively determined that all of our director nominees are independent, except for our President and CEO, Mr. Stone, due to his employment with the Company.

Our Board determined as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director. The Board also determined that each person who currently serves or who served in 2025 on the Audit Committee, the Nominating and Governance Committee, or the Compensation Committee meets or met, as applicable, the NYSE independence requirements for membership on those committees and, as to the Audit Committee, SEC independence rules.

In reaching the determination that Mr. Aldridge is independent, the Board considered that during 2025, CoastalSouth paid approximately $125,000 to the law firm of Aldridge | Pite, LLP for various legal services. Mr. Aldridge is a partner with Aldridge | Pite, LLP. The fees paid to Aldridge | Pite, LLP by CoastalSouth during 2025 amount to less than 0.13% of that firm’s total revenue and did not exceed established thresholds that are incompatible with Mr. Aldridge being considered independent under the rules of NYSE and applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”). Mr. Aldridge performed no legal work for the Company and received no compensation related to any engagement with the Company.

Retirement policy

The Board of Directors recently adopted an amendment to our Corporate Governance Guidelines requiring a non-management director to offer not to stand for re-election in each calendar year following a year in which the director will be 75 or older. The Board (other than the affected director) then determines whether to accept the offer. This retirement age policy will become effective at the 2027 Annual Meeting. The Board believes that the appropriate mix of experience and fresh perspectives is an important consideration in assessing Board composition, and the best interests of the Company are served by taking advantage of all available talent, and evaluations as to director candidacy should not be determined solely on age.

Four of our current directors will be 75 or older this year. We expect to make a deliberate and thoughtful transition as we implement this new policy.

Board Meetings

The Board conducts its business as a group and through a well-developed committee structure in adherence to strong corporate governance principles. The Board has established practices and processes to actively manage its information flow, set meeting agendas and make sound, well-informed decisions.

Board members have direct access to management and regularly receive information from and engage with management during and outside of formal Board meetings. The full Board met 13 times in 2025. Each director attended 75% or more of the total meetings of the Board during his or her time as a Board member during 2025, except for Mr. High, who was present for 9 of the 13 meetings.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE UNDER PROPOSAL 1

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

We conduct business through meetings of our Board of Directors and its committees. The Board of Directors of the Company has established standing committees, including an Audit Committee, Compensation Committee, a Nominating and Governance Committee and a Credit and Risk Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. A copy of each charter is available on the Company’s website at https://www.coastalstatesbank.com/ by choosing the menu "About" and selecting the “Investor Relations” link then clicking on the “Corporate Governance” section. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Board Leadership Structure

The Board reviews its leadership structure annually as part of its Board and committee self-evaluation process, which is overseen by the Nominating and Governance Committee. This evaluation includes consideration of emerging corporate governance trends and peer practices, to help ensure the Board's structure remains aligned with the interests of the Company and its shareholders.

The Board does not currently designate a Lead Independent Director since the Chairman of the Board is independent. To promote independent oversight, the independent directors of the Board meet in executive session without management present on a periodic basis, as required under applicable NYSE governance rules. The Board has no current intention to alter this structure, which it believes provides stability, clarity of leadership, and effective oversight.

Each of the Company's standing committees are comprised entirely of independent directors. Each committee operates under a written charter, and the respective Chairs have the authority to convene executive sessions without the presence of management or non-independent directors. The Board and its committees maintain unrestricted access to senior management and have the authority to retain independent advisors, consultants, or counsel at the Company's expense, as they deem necessary to carry out their responsibilities. The non-management directors of the Board meet in regularly scheduled executive sessions without management present.

The Compensation Committee

The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:

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reviews and approves corporate performance goals and objectives relevant to the compensation of executive officers and other members of our management team;
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evaluates and approves compensation plans and programs proposed by management, as well as material modification or termination of existing plans and programs;
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establishes policies with respect to equity compensation arrangements;
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reviews and oversees compensation and benefit plans;
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reviews and approves the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for executive officers and other members of our management team;
•
recommends to the Board of Directors compensation for directors; and
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annually reviews the Compensation Committee's charter and the committee’s performance.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NYSE.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged the services of FW Cook & Associates (“FW Cook”) as its independent outside compensation consultant to perform analyses and provide advice related to the Company’s executive and director compensation programs. All executive compensation services provided by FW Cook were conducted under the direction or authority of the Compensation Committee.

The Compensation Committee evaluated whether any services proposed to be performed during 2025 by FW Cook raised any conflict of interest and determined that it did not. Neither FW Cook nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. As requested by the Compensation Committee, FW Cook’s services to the Compensation Committee included, among other things, providing perspective on current trends and developments in executive and director compensation, as well as analysis of benchmarking data against peer companies for both executive and director compensation.

The Nominating and Governance Committee

The Nominating and Governance Committee (the “NGC”) is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the NGC is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. Among other things, the NGC:

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identifies qualified individuals to be directors consistent with the criteria approved by the Board of Directors and recommending director nominees to the full Board of Directors;
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reviews the structure of the committees of the Board of Directors;
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periodically reviews and assesses the Articles of Incorporation and Bylaws for the Company and its subsidiaries and recommends any changes to the Board as necessary;
•
reviews and makes recommendations to the Board regarding any material communications to the Company’s shareholders relating to matters overseen by the Committee;
•
develops the Company’s code of business conduct and ethics;
•
oversees the Company’s environmental, governance and corporate social responsibility efforts;
•
oversees management succession planning;
•
leads the Board of Directors in its annual performance review;
•
develops and recommends corporate governance guidelines; and
•
annually reviews the NGC’s charter and the committee’s performance.

The NGC is composed solely of members who satisfy the applicable independence requirements of the SEC and the NYSE.

The Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit and risk assessment function and the independent registered public accounting firm. Among other things, the Audit Committee:

•
appoints, evaluates and determines the compensation of our independent registered public accounting firm;
•
reviews and approves the scope of the annual audit, audit fees and financial statements;
•
reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;
•
oversees investigations into complaints concerning financial matters, if any;
•
reviews related party transactions as required; and
•
annually reviews the Audit Committee's charter and the committee’s performance.

The Audit Committee works closely with management as well as our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the NYSE for Audit Committees and our Board of Directors has determined that Messrs. Griffith and High each qualify as an “audit committee financial expert” under applicable SEC rules.

The Credit and Risk Committee

The Credit and Risk Committee is responsible for discharging the Board of Directors’ responsibility in overseeing the enterprise-wide risk management practices of the Company, the Bank, and their respective subsidiaries, including management’s ability to assess and manage credit, market, interest rate, liquidity, reputation, strategic, legal, compliance, and operational risks (which includes information technology risk). Among other things, the Credit and Risk Committee:

•
oversees market, treasury, asset-liability and related financial management risk;
•
reviews reports and monitors management’s capital and liquidity management efforts;
•
provides general credit risk oversight, including the evaluation of the Company’s overall credit risk profile and whether the profile is within established policy limits;
•
oversees and reviews the Company’s independent credit and loan review function;
•
review and approves the individual loans that meet or exceed identified lending thresholds or legal lending limits and loans that may potentially implicate Regulation O of the Federal Reserve Board;
•
oversees and reviews various aspects of operations risk, including risks related to line of business operations, information technology and systems, data management and information security, and third-party and vendor-management risk;

•
oversees and reviews material legal or litigation risk; and
•
assists the Board of Directors’ in fulfilling its responsibilities relating to areas of risk identified by regulatory authorities, including areas of safety and soundness and compliance.

The Credit and Risk Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NYSE.

RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

Transactions by the Company with related parties are subject to a formal written policy, as well as certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W (which govern certain transactions by Coastal States Bank with its affiliates) and the FRB's Regulation O (which governs certain loans by Coastal States Bank to its executive officers, directors and principal shareholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, we have adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and NYSE rules. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent shareholders and the immediate family members of these persons. In determining whether to approve a related party transaction, the Board of Directors will consider, among other factors, as it deems appropriate, the related party’s interest in the related party transaction, the approximate dollar value of the amount involved in the related party transaction, the approximate dollar value of the amount of the related party’s interests in the related party transaction without regard to the amount of any profit or loss, whether the related party transaction was undertaken in the ordinary course of business, whether the related party transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, the purpose of, and the potential benefits to the Company of, the related party transaction, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies, and any other information regarding the related party transaction or the related party in the context of the proposed related party transaction that would be material to investors in the light of the circumstances of the particular related party transaction.

Private Placements

Certain of our shareholders and directors purchased shares of our common stock in a private placement that took place on January 26, 2024. These shareholders and related parties purchased an aggregate of 701,442 shares of our common stock for an aggregate price of approximately $12.3 million. The following table summarizes purchases by certain of our related parties in connection with this January 2024 private placement.

Shareholder	Total Purchase Price
EJF Financial Services Fund LP	$2,999,990
Joseph V. Topper	$350,000
James S. MacLeod	$200,008
James N. Richardson, Jr.	$500,010
John G. Aldridge, Jr.	$200,008

Banking Relationships and Related Party Transactions

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as Coastal States Bank, to their executive officers and directors in compliance with federal banking regulations. Applicable law and our written credit policies require that loans to insiders be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to non- insider employees and other non-insiders are subject to the same requirements and underwriting standards and meet our normal lending guidelines, except that non-insider employees and other non-insiders may receive preferential interest rates and fees as an employee benefit. Loans to individual employees, directors and executive officers must also comply with our Bank’s statutory lending limits and regulatory requirements regarding lending limits and collateral. All extensions of credit to the related parties must be reviewed and approved by our Bank’s Board of Directors, and directors with a personal interest in any loan application are excluded from the consideration of such loan application. At December 31, 2025, all of our loans to directors and executive officers, including loans to current nominees, were made in compliance with our Regulation O policies and procedures, in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Coastal States Bank, and did not involve more than the normal risk of collectability or present other features unfavorable to us. These loans were performing according to their original terms at December 31, 2025, and were made in compliance with federal banking regulations.

At December 31, 2025, the aggregate amount of extensions of credit to our directors, executive officers, principal shareholders and their associates, including extensions of credits to our current nominees, was $2.4 million, or approximately 0.93% of our total shareholders' equity. At December 31, 2025, total unfunded commitments to these related parties were $7.0 million.

During 2025, CoastalSouth paid approximately $125,000 to the law firm of Aldridge | Pite, LLP for various legal services. Mr. Aldridge is a partner with Aldridge | Pite, LLP. The fees paid to Aldridge | Pite, LLP by CoastalSouth during 2025 amount to approximately 0.13% of that firm’s total revenue and did not exceed established thresholds that are incompatible with Mr. Aldridge being considered independent under the rules of NYSE and applicable provisions of the Exchange Act. Mr. Aldridge performed no legal work for the Company and received no compensation related to any engagement with the Company.

EXECUTIVE COMPENSATION

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers.”

The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, and as a result of our becoming a publicly traded company, the compensation program following this offering could vary from our historical practices.

Our named executive officers, or NEOs, which consist of our principal executive officer and the Company’s two other most highly compensated executive officers during the year ended December 31, 2025, are:

•
Stephen R. Stone, President and Chief Executive Officer;
•
Anthony P. Valduga, Chief Financial Officer & Chief Operating Officer; and
•
Lauren M. Hemby, Executive Vice President & Chief Accounting Officer.

The following is a brief description of the background and experience of each of our NEOs. No NEO has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or with any of our directors. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which he or she was selected as an executive officer.

Stephen R. Stone. Mr. Stone’s biography is included in the section entitled Proposal 1 - Election of Directors.

Anthony P. Valduga. Mr. Valduga serves as the Chief Financial Officer and Chief Operating Officer of CoastalSouth Bancshares, Inc. and Coastal States Bank and is a Member of the Board of Directors of Coastal States Mortgage, Inc. Prior to joining the Bank in 2017, Mr. Valduga was the CFO of Community & Southern Holdings, Inc. and Community & Southern Bank. Mr. Valduga led the finance function to include treasury, financial profitability and analysis, shared-loss accounting and reporting, regulatory & investor reporting, tax and overall general accounting functions. Prior to joining Community & Southern, Mr. Valduga was with PricewaterhouseCoopers, LLP for 11 years. Mr. Valduga was a leader within the Firm’s Banking and Capital Markets practice and had expertise in advising both public and private financial institutions on a wide range of issues including mergers & acquisitions, public offerings and filings, FDIC-assisted transaction accounting, integration and compliance, and other complex finance and accounting related matters. Mr. Valduga earned his Bachelor of Science in Management from the Georgia Institute of Technology.

Lauren M. Hemby. Ms. Hemby serves as Executive Vice President and Chief Accounting Officer of CoastalSouth Bancshares, Inc. and Coastal States Bank and is a Member of the Board of Directors of Coastal States Mortgage, Inc. She brings more than 20 years of experience in accounting, finance, and regulatory compliance. In her role, Ms. Hemby oversees the Company’s financial reporting and accounting functions, regulatory compliance programs, and risk management. Prior to joining Coastal States Bank in 2017, Ms. Hemby held positions of increasing responsibility at both Community & Southern Bank and SunTrust Bank, where she managed the financial aspects of mergers and acquisitions, accounting policy, and various other accounting and regulatory areas. Earlier in her career, Ms.

Hemby worked at PricewaterhouseCoopers, LLP, in the firm’s financial services assurance practice. She is a Certified Public Accountant, licensed in the State of Georgia, and holds both bachelor’s and master’s degrees in Accountancy from Wake Forest University.

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal years ended December 31, 2025 and 2024:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total Compensation ($)
Stephen R. Stone
President & Chief Executive Officer	2025	$617,333	$357,000	$381,700	$34,189	$1,390,222
	2024	576,118	680,000	328,300	33,323	1,617,741
Anthony P. Valduga
Chief Financial Officer & Chief Operating Officer	2025	380,936	157,500	235,000	32,690	806,126
	2024	370,397	280,500	221,000	28,291	900,188
Lauren M. Hemby
Executive Vice President & Chief Accounting Officer	2025	241,397	42,000	110,900	18,072	412,369

(1) The amounts reported here do not reflect the actual economic value realized by each named executive officer. In accordance with SEC rules, the Stock Awards column reflects the grant date fair value of restricted stock unit (RSU) awards, calculated in accordance with ASC 718. For additional information, see Note 13 in our Annual Report on Form 10-K as of December 31, 2025 filed with the SEC.

(2) All Other Compensation for 2025 includes the following:

Name	Year	Health and Welfare Reimbursement	401(k) Matching Contributions	Life Insurance	Cell Phone Reimbursement
Stephen R. Stone	2025	$15,001	$17,500	$1,208	$480
Anthony P. Valduga	2025	13,527	17,500	1,183	480
Lauren M. Hemby	2025	-	16,952	640	480

Narrative Disclosure to Summary Compensation Table

Base Salaries. Annual base salaries for Messrs. Stone and Valduga were $576,118 and $370,397, respectively, for 2024, and for Mr. Stone, Mr. Valduga and Ms. Hemby were $617,333, $380,936 and $241,397, respectively, for 2025. The Compensation Committee reviews and establishes the base salary of Mr. Stone on an annual basis. The Compensation Committee relies upon compensation benchmarking provided by FW Cook, the Compensation Committee’s independent compensation consultant, as well as data from Aon’s Human Capital Solutions practice, a division of Aon, PLC (“Aon”) otherwise known as McLagan. Specifically, the Company incorporates a peer-based approach in our executive compensation program to align compensation with performance. Competitive compensation data from peer companies is used as a reference point for making decisions about overall executive compensation and specific compensation components. We also consider distinct circumstances not reflected in the peer data, such as unique job descriptions or responsibilities, and the impact that a particular officer may have on our ability to meet our goals.

Non-Equity Incentive Plan. Our named executive officers are eligible to receive an annual bonus, as described below.

The threshold, target, and maximum payout levels for our NEOs as a percentage of salary for the fiscal year ended December 31, 2025, as approved by the Compensation Committee, are set forth in the table below.

Name	Threshold (50% of Target)	Target	Maximum (150% of Target)
Stephen R. Stone	30%	60%	90%
Anthony P. Valduga	30%	60%	90%
Lauren M. Hemby	20%	40%	60%

The Compensation Committee reviewed performance against performance criteria for 2025, including earnings per share, efficiency ratio, and credit metrics, and determined to award bonuses as reflected in the Non-Equity Incentive Plan column of the Summary Compensation table. Individual awards are based upon both objective scorecard metrics, as well as subjective individual performance.

Equity Incentive Plans. In April 2025, the Board and our shareholders approved the CoastalSouth Bancshares, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) to promote the success, and enhance the value of the Company by linking the personal interests of employees, officers, directors and consultants of the Company or any affiliate to those of our shareholders and by providing such persons with an incentive for outstanding performance. The Omnibus Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The Compensation Committee believes that the Omnibus Plan provides a competitive incentive opportunity for our executive leadership, and aligns executive pay with shareholder value creation, while maintaining a focus on risk management and Company soundness.

For 2025 equity awards, the Compensation Committee utilized a plan design consistent with the plan design utilized in 2024. In establishing the total targeted dollar value of the awards to each of the NEOs in 2025, the Compensation Committee considered competitive market data, including relevant peer data. Additionally, the Compensation Committee considered the Company’s overall performance, individual performance and extraordinary contributions, and potential future contributions. On January 17, 2025, each of our NEOs received RSUs that vest 100% on the fifth anniversary of the grant date, subject to his or her continued employment on each such vesting date. RSUs will become fully vested upon the NEO’s death or disability or a change in control.

401(k) Plan. The Bank maintains defined contribution plan under which eligible employees may elect to defer a portion of their compensation and receive certain employer contributions (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of the Bank. Eligible employees are immediately enrolled into the 401(k) Plan.

Under the 401(k) Plan, a participant may elect to defer, on a pretax basis, a portion of their eligible compensation. For 2025, the salary deferral contribution limit is $23,500, provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan, for a total of $31,000. In addition to salary deferral contributions, the Bank makes matching contributions up to 5% of the participant’s compensation. A participant is immediately 100% vested in his or her salary deferral contributions. The participant will not vest on the Bank’s matching contribution until after 2 years of service with the Bank. Participants become vested in employer discretionary nonelective contributions to the 401(k) Plan pursuant to a six-year graded vesting schedule. Participants become vested in these contributions at a rate of 20% per year beginning in year two.

Health and Welfare Benefits. Our named executive officers are eligible to participate in the same benefit plans designed for all of our eligible full-time and part-time employees, including medical, dental, vision, disability and basic group life insurance coverage. In addition, pursuant to the terms of their employment agreements (which are described below), Mr. Stone and Mr. Valduga are entitled to be reimbursed for group health, dental, and welfare benefit plans offered by the Bank.

Perquisites. We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Limit on Compensation Payable to Non-Employee Directors. With respect to any one calendar year, the aggregate compensation that may be granted to any non-employee director, including all meeting fees, cash retainers and retainers granted in the form of awards, may not exceed $100,000, or $125,000 in the case of a non-employee Chairman of the Board or Lead Director. For purposes of such limit, the value of awards will be determined based on the aggregate grant date fair value of all awards issued to the director in such year (computed in accordance with applicable financial accounting rules).

Employment Agreements

We are party to executive employment agreements with each of Messrs. Stone and Valduga. The agreements have an initial three-year term and renew automatically every year for one year thereafter, unless notice of non-renewal is provided by either party. Under the agreements Mr. Stone’s 2025 base salary was $617,333 and Mr. Valduga’s 2025 base salary was $380,936. In addition to base salary, Messrs. Stone and Valduga are eligible to participate in the annual cash incentive plan and equity award plan. The Bank will also reimburse Messrs. Stone and Valduga for the full cost for group health and dental plans as well as up to five hundred dollars ($500) per month towards participation in other welfare benefits plans offered by the Bank. Messrs. Stone and Valduga are also eligible to participate in all incentive, savings and retirement plans, practices, policies and programs available to the other senior officers of the Bank. All reasonable travel and other business expenses incurred by Messrs. Stone and Valduga in the performance of their duties are reimbursed by the Bank in accordance with its reimbursement policy, as amended from time to time.

Outstanding Equity Awards at 2025 Fiscal Year End

The following table shows stock awards outstanding for each of our named executive officers as of December 31, 2025.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested(#)(1)	Market value of shares or units of stock that have not vested($)(2)
Stephen R. Stone	9/22/2017	75,000	-	13.00	9/22/2027
	5/1/2019	34,000	-	14.00	5/1/2029
	5/4/2020	10,000	-	9.02	5/4/2030
	10/21/2020	10,000	-	11.79	10/21/2030
	4/27/2023					17,000	395,250
	2/1/2024					40,000	930,000
	1/17/2025					17,000	395,250
Anthony P. Valduga	9/22/2017	75,000	-	13.00	9/22/2027
	5/1/2019	23,000	-	14.00	5/1/2029
	5/4/2020	7,500	-	9.02	5/4/2030
	10/21/2020	7,500	-	11.79	10/21/2030
	4/27/2023					13,000	302,250
	3/19/2024					17,000	395,250
	1/17/2025					7,500	174,375
Lauren M. Hemby	9/22/2017	20,000	-	13.00	9/22/2027
	5/1/2019	6,000	-	14.00	5/1/2029
	5/4/2020	5,000	-	9.02	5/4/2030
	10/21/2020	5,000	-	11.79	10/21/2030
	4/28/2021	3,500	-	16.50	4/28/2031
	1/25/2022	3,000	-	16.94	1/25/2035
	4/27/2023					4,000	93,000
	3/19/2024					2,500	58,125
	1/17/2025					2,000	46,500

(1) RSUs granted in 2023 cliff vest on the third anniversary of the grant date, RSUs granted in 2024 and 2025 cliff vest on the fifth anniversary of the grant date and in each case subject to the NEO’s continued service on such date (with certain exceptions).

(2) Market value is calculated on the basis of $23.25 per share, which was the closing sales price for our common stock as reported on the NYSE on December 31, 2025.

Potential Payments Upon Termination of Employment or Change in Control

Messrs. Stone and Valduga. Pursuant to Messrs. Stone and Valduga employment agreements, in the event of their termination by the Bank without cause (as defined in the agreement) or their resignation for good reason (as defined in the agreement) (in either case, a “qualifying termination”), the executive will receive a severance payment equal to 1.50 times the sum of (1) the executive’s base salary in effect as of the date of termination and (2) the average of his annual bonuses for the preceding 3 years. The executive would also receive an additional cash payment equal to the pro-rata portion of his annual cash bonus for the year during which his qualifying termination occurred. In addition, the Bank shall pay the excess cost of COBRA beyond what the executive would have to pay for such coverage under the Bank’s health and welfare plan until the earlier of (1) the date on which he first becomes eligible for health insurance with another employer, or (2) the period that Mr. Stone would be entitled to coverage under COBRA.

In the event of a qualifying termination upon or within 18 months of a change in control of the Company, the agreement provides that the executive will be entitled to a change in control severance payment equal to 2.99 times the sum of (1) the executive’s base salary in effect as of the date of termination and (2) the average of his annual bonuses for the preceding 3 years. The agreement provides that gross payments due to the executive in the event of a change in control will be reduced to avoid an excess parachute payment under Section 280G of the Code if the effect would be to deliver a greater after-tax benefit than the employee would receive with an unreduced benefit.

The agreement requires compliance with a one-year non-competition covenant inside certain restricted territories and a one-year non-solicitation covenant related to employees and customers.

Ms. Hemby. Ms. Hemby participates in the Bank’s Executive Severance Plan (the “Executive Severance Plan”), which provides severance benefits to designated participants under certain circumstances, subject to the participant’s execution of a general release of claims and compliance with restrictive covenants. Pursuant to the Executive Severance Plan, in the event of Ms. Hemby’s termination by the Bank without cause (as defined in the Executive Severance Plan) or her resignation for good reason (as defined in the Executive Severance Plan) (in either case, a “qualifying termination”), other than in connection with a change in control, Ms. Hemby will receive severance in an amount equal to twenty-five percent (25%) of her annual base salary, payable in approximately equal installments over a 3-month period in accordance with the Bank’s regular payroll practices. If such qualifying termination occurs within twelve (12) months following a change in control, Ms. Hemby will receive, instead, a lump sum payment equal to 1.5 times the sum of (i) her base salary in effect as of the date of termination and (ii) the average of her annual bonuses for the preceding three years, payable in a single lump sum within sixty (60) days following termination. The Executive Severance Plan requires compliance with a one-year non-competition covenant inside certain restricted territories and a one-year non-solicitation covenant related to employees and customers. The Executive Severance Plan provides that gross payments due to the executive in the event of a change in control will be reduced to avoid an excess parachute payment under Section 280G of the Code.

Executive Compensation Policies

Prohibitions on Hedging. The Company prohibits all directors, officers and employees from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against short-selling Company securities and transactions in any derivative of Company securities, including buying and writing options. Directors, officers and employees are restricted from buying Company securities on margin or using Company securities as collateral for a loan. Additionally, the Company’s Insider Trading Policy prohibits trading for directors, officers and certain employees during designated blackout periods and requires approval by the Company’s Chief Executive Officer or Chief Financial Officer prior to any trade.

Clawback Policy. The Company maintains a clawback policy that complies with the applicable listing standards of the NYSE Listing Company Manual Section 303A.14 and Rule 10D-1 under the Securities Exchange Act of 1934, as amended. In the event of a restatement of the reported financial results of the Company due to material non-compliance with financial reporting requirements, the Compensation Committee will recover reasonably promptly the amount of all erroneously awarded compensation received by an executive officer during the covered period (within the meaning of such terms as provided in the NYSE listing standards).

Policies and Practices Regarding Timing of Equity Grants. Our Compensation Committee, in its discretion, typically makes the annual grants to qualifying individuals in the first quarter of each year. Such awards are based upon each team members' performance during the preceding year. From time to time, our Compensation Committee may approve supplemental or other non-recurring grants outside of our annual compensation program. While we do not have a formal written policy in place with regard to the timing of awards of equity in relation to the disclosure of material nonpublic information, the Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about our Company that has not been publicly disclosed.

2025 Director Compensation

The following table sets forth information regarding compensation paid, earned or awarded to each non-employee director during the year ended December 31, 2025 for service as a member of our Board and committees thereof, as well as for service on the Company's Board of Directors. Mr. Stone does not receive any additional compensation for service on the Company's Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Total ($)
John G. Aldridge, Jr.	$58,830	$58,830
L. Scott Askins	58,830	58,830
Ernst. W. Bruderer	63,070	63,070
Patrick M. Frawley	64,130	64,130
J. Simon Fraser (1)	58,830	58,830
Mark A. Griffith	63,070	63,070
Michael B. High (2)	58,830	58,830
James N. Richardson, Jr.	58,830	58,830
James S. MacLeod	95,930	95,930
Joseph V. Topper, Jr.	63,070	63,070
Boris Gutin (2), (3)	58,830	58,830

(1) For 2025, all fees paid to Mr. Fraser were for service on the Board of Directors for Coastal States Bank.

(2) In connection with their appointment to our Board, we agreed to compensate each of Messrs. Gutin and High pursuant to the terms of our annual non-employee director compensation program. Due to certain internal policies and arrangements, Messrs. Gutin and High may not receive any direct compensation from boards of directors on which they serve; instead, any such payments are required to be made to GCP Capital Partners LLC and Patriot Financial Manager LP, respectively. Accordingly, the annual non-employee director compensation to which Messrs. Gutin and High would have been entitled is paid (including for tax purposes) to GCP Capital Partners LLC and Patriot Financial Manager LP, respectively.

(3) Mr. Gutin resigned from the Board of Directors on November 19, 2025.

Director Compensation Policy

The following table sets forth information for 2025 regarding annual cash retainers and additional compensation paid based on the Director's chairperson responsibilities.

2025
Annual Cash Retainer	$58,830
Additional Annual Cash Retainer - Chairman of the Board	19,600
Annual RSU Grant	-
Chairperson of the Board	17,500
Audit Committee Chairperson	4,240
Compensation Committee Chairperson	4,240
Nominating and Governance Committee Chairperson	4,240
Credit and Risk Committee Chairperson	5,300

We also offer reimbursements to our directors for their reasonable out-of-pocket expenses, including travel and lodging, incurred in attending meetings of our Board of Directors and Committees.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table shows information regarding the beneficial ownership of our common stock for the following:

•
Each shareholder known by us to beneficially own more than 5% of our common stock;
•
Each of our directors;
•
Each of our named executive officers; and
•
All directors and executive officers as a group.

All information is as of the record date, except as noted otherwise.

	Shares Beneficially Owned as of March 5, 2026
Name and Address of Beneficial Owner	Number of Shares (1)	Percentage (2)
Directors: (3)
John G. Aldridge Jr	18,129	*
L. Scott Askins	13,990	*
Ernst. W. Bruderer	47,131	*
Patrick M. Frawley (4)	98,549	*
J. Simon Fraser	12,866	*
Mark A. Griffith	89,794	*
Michael B. High	1,600	*
James S. MacLeod (4)	256,251	2.15%
James N. Richardson, Jr.	172,263	1.45%
Joseph V. Topper, Jr. (6)	514,376	4.34%

Executive Officers:
Stephen R. Stone (4), (5)	271,015	2.26%
Anthony P. Valduga (4), (5)	237,938	2.00%
Lauren M. Hemby (4), (5)	56,750	*
All directors and executive officers as a group (13 persons total)	1,790,652	15.11%

5% Shareholders (other than above)
Patriot Financial Partners (7) Four Radnor Corporate Center 100 Matsonford Road Radnor, PA 19087	1,159,211	9.67%
Fourthstone LLC (8) 575 Maryville Centre Drive, Suite 110 St. Louis, MO 63141	959,797	8.10%
GCP Capital Partners (9) 600 Lexington Avenue New York, NY 10022	909,902	7.68%

* Indicates beneficial ownership less than 1%

(1) Amounts include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or dispositive powers. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.

(2) Based on 11,853,258 shares of our common voting as of March 5, 2026 plus the inclusion of nonvoting common stock where applicable plus the number of shares issuable to such individual upon the exercise of stock options or upon the vesting of restricted stock units within the next 60 days.

(3) The address of each director and executive officer is: c/o CoastalSouth Bancshares, Inc. 400 Galleria Parkway, Suite 1900, Atlanta, GA 30339

(4) Included in the shares beneficially owned by the directors and executive officers are options to purchase shares of the Company’s common stock which are currently exercisable or which will become exercisable within 60 days after March 5, 2026, as follows: Mr. Frawley - 15,000 shares; Mr. MacLeod - 55,000 shares; Mr. Stone - 129,000 shares; Mr. Valduga - 113,000 shares; Ms. Hemby - 42,500 shares; and all directors and officers as a group - 354,500 shares.

(5) Included in the shares beneficially owned by the directors and executive officers are restricted stock units of the Company’s common stock which are currently become vested within 60 days after March 5, 2026, as follows: Mr. Stone - 17,000 shares; Mr. Valduga - 13,000 shares; Ms. Hemby - 4,000 shares; and all directors and officers as a group - 34,000 shares.

(6) Shares beneficially owned include 375,226 shares held by Dunne Manning Investments, LP (“DMI”). DMI’s voting and dispositive power is held by Dunne Manning GP, LLC. Joseph V. Topper, Jr. currently serves as the representative of DMI on our Board of Directors. Shares beneficially owned also include 31,250 shares held by The Topper Foundation.

(7) Patriot Financial Partners II Coastal SPV, LLC II is the holder of record of 1,151,311 shares of voting common stock and 132,156 of non-voting common stock. Patriot Financial Manager, LP is the holder of record of 7,900 shares of voting common stock. Patriot Financial Partners II Coastal SPV, LLC’s voting and dispositive power is held by Patriot Financial Partners II GP, L.P. (“Patriot II GP”), which is the general partner of Patriot Financial Partners II Coastal SPV, LLC and by Patriot Financial Partners II GP, LLC (“Patriot II LLC”), which is the general partner of Patriot II GP, and by W. Kirk Wycoff, Ira M. Lubert, and James J. Lynch who serve as the general partners of the funds and Patriot II GP and as the members of Patriot II LLC. Patriot Financial Manager’s voting and dispositive power is held by Patriot Financial Manager GP LLC (“Manager GP”) and by W. Kirk Wycoff, Ira M. Lubert and James J. Lynch who serve as members of Manager GP. Mr. Wycoff, Mr. Lubert, and Mr. Lynch each disclaim beneficial ownership of such shares of Voting Common Stock, except to the extent of their respective pecuniary interest in the funds. The ownership percentage assumes that all such shares of non-voting common stock have been converted into common stock.

(8) Based on a Schedule 13G filed by Fourthstone LLC and its related entities further described (collectively "Fourthstone") with the SEC on February 13, 2026, Fourthstone holds 959,797 shares with shared voting power and shared dispositive power. Of these shares, Fourthstone Master Opportunity Fund LTD holds 748,448 shares. Fourthstone GP LLC holds 211,349 shares as the general partner for both Fourthstone QP Opportunity Fund, which holds 196,246 of these shares, and Fourthstone Small-Cap Financials Fund LP, which holds 15,103 of these shares. L. Philip Stone, IV, is the managing member of Fourthstone with shared voting and dispositive power for all 959,797 shares.

(9) GCP Capital Partners LLC is the holder of record of 7,900 shares of voting common stock and GCP CoastalSouth LLC is the holder of record of 902,002 shares of voting common stock (collectively "GCP"). GCP Capital Partners IV, L.P and GCP Capital Partners (Cayman) IV, L.P. own 98% and 2% respectively of GCP CoastalSouth LLC. GCP's voting and dispositive power is held by its general partner, GCP Managing Partner IV GP, and GCP's Investment Committee.

AUDIT COMMITTEE REPORT

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of our Board of Directors submits the following report:

Audit Committee Report to Shareholders

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. During the year ended December 31, 2025, the Audit Committee was composed of three directors, each of whom is independent as defined by the Listing Rules. The Audit Committee operates under a written charter approved by the Board of Directors and held five meetings during the year ended December 31, 2025. A copy of the charter is available on the Company’s website at https://www.coastalstatesbank.com/ by choosing the menu "About" and selecting the “Investor Relations” link then clicking on the “Corporate Governance” section.

Management is responsible for the Company’s internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with Public Company Accounting Oversight Board (PCAOB) standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including the activities of the Internal Audit function. The Audit Committee has established a mechanism to receive, retain and process complaints on auditing, accounting and internal control issues, including the confidential, anonymous submission by employees, vendors, customers and others of concerns on questionable accounting and auditing matters.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2025 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards Update No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee received the written disclosures from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent registered public accounting firm’s independence from the Company and its management.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.

The Audit Committee also has appointed, subject to shareholder ratification, Elliott Davis, LLC as the Company’s independent registered public accounting firm for the year ended December 31, 2026.

Respectfully submitted,
THE AUDIT COMMITTEE

Mr. Mark A. Griffith, Chairman
Mr. Ernst W. Bruderer
Mr. Michael B. High

PROPOSAL 2:

Ratification of Independent Registered Public Accounting Firm

On March 11, 2026, our Audit Committee of the Board of Directors appointed Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2026. Although we are not required to seek shareholder ratification in the selection of our accountants, we believe obtaining shareholder ratification is desirable. If the shareholders do not ratify the appointment of Elliott Davis, LLC, the Audit Committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our Audit Committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our shareholders and the company. We expect that a representative of Elliott Davis, LLC will be available either in-person or via telephone during the meeting to respond to appropriate questions from shareholders. The representative will also have an opportunity to make a statement if he or she desires to do so.

If a quorum is present, this proposal will be approved if the number of shares of common stock voted "FOR" the matter exceeds the number of shares of common stock voted "AGAINST" the matter. Because this proposal is a “routine” matter, if you do not submit instructions to your broker, your broker may exercise its discretion to vote your shares on this proposal. Abstentions and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE FOR THE RATIFICATION OF ELLIOTT DAVIS, LLC UNDER PROPOSAL 2

Audit Committee Pre-Approval

The Audit Committee’s charter establishes a policy and related procedures regarding the Audit Committee’s authority to approve, in advance, all auditing services (which, if applicable, may include providing comfort letters in connection with securities underwritings), and non-audit services that are otherwise permitted by law (including tax services, if any) that are provided to the Company by its independent auditors (which approval is made after receiving input from the Company’s management, if desired). The Audit Committee may also delegate to Chair of the Committee the authority to pre-approve auditing services and non-audit services that are otherwise permitted by law, provided that each such pre-approval decision is presented to the full Audit Committee at or before its next scheduled meeting. In addition, the Audit Committee has the authority to review and, in its sole discretion, approve in advance the Company’s independent auditors’ annual engagement letter, including the proposed fees contained therein.

Independent Auditor Fees

The Audit Committee has reviewed the following audit and non-audit fees billed to the Company by Elliott Davis, LLC for the years ended December 31, 2024 and 2025 for the purposes of considering whether such fees are compatible with maintaining the auditor’s independence, and concluded that such fees did not impair Elliott Davis, LLC's independence. The policy of the Audit Committee is to pre-approve all audit and non-audit services performed by Elliott Davis, LLC before the services are performed, including all of the services described under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” below. The Audit Committee has pre-approved all of the services provided by Elliott Davis, LLC in accordance with the policies and procedures described in the section titled “Audit Committee.”

	For the Years Ended December 31,
	2025	2024
Audit fees (1)	$232,000	$214,000
Audit-related fees (2)	120,000	-
Tax fees (3)	-	-
All other fees (4)	-	-
Total fees	$352,000	$214,000

(1) Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements for those years.

(2) Audit-related fees consist of the fees associated with the Company's initial public offering, issuance of consent letters for relevant SEC filings and other services not required by statute or regulation.

(3) Tax compliance fees, of which there were none, consist of miscellaneous tax related issues.

(4) All other fees, of which there were none, consist of permitted services other than those that meet the criteria above and include training activities and economic, industry, and accounting subscriptions and surveys.

QUESTIONS AND ANSWERS

1.
Who is asking for my vote?

Our Board of Directors is soliciting the enclosed proxy for its use at the Annual Meeting.

2.
Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on March 5, 2026, which is the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting.

3.
How many shares must be present to constitute a quorum for the Annual Meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented in person or by proxy at the Annual Meeting. As of the close of business as of March 5, 2026, there were 11,853,258 shares of our common stock outstanding and entitled to vote. No shares of preferred or other capital stock were outstanding as of such date. If there is no quorum, any officer entitled to preside at or to act as secretary of the Annual meeting may adjourn the meeting until a later date.

4.
If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of ratification of the auditor appointment but may not vote your shares on the election of directors. However, your broker is not required to vote your shares if you do not provide instructions.

5.
What are broker non-votes?

Under applicable NYSE rules, brokers are entitled to vote shares held by them for their customers on matters deemed “routine” even though the brokers have not received instructions from their customers. The ratification of our independent registered public accounting firm (Proposal 2) currently qualifies as a “routine” matter. Your broker, therefore, may vote your shares in its discretion on that routine matter if you do not instruct your broker how to vote. Your broker is prohibited from voting your shares on a non-routine matter unless you have given instructions on that matter to your broker. The election of directors (Proposal 1) is considered a non-routine matter, so your broker may not vote on this matter in its discretion. If you do not give instructions with respect to Proposals, your broker will need to return a proxy card without voting on this non-routine matter, which is referred to as a “broker non-vote” or sometimes referred to as “uninstructed shares.” Although broker non-votes are counted as shares that are present at the Annual Meeting and entitled to vote for purposes of determining the presence of a quorum, they will not be counted as votes cast.

6.
What am I being asked to vote on, what is the vote requirement, and what is the impact of abstentions, withholding, and broker non-votes?

Proposal	Vote Requirements	Effect of Abstentions (or Withheld votes) with respect to Proposal 1	Broker Non-Votes
Proposal 1: Election of Directors	Directors are elected by a plurality of the votes cast at the Annual Meeting.	Withheld votes will be counted towards a quorum but will not impact the vote result.	This proposal is consisted non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Proposal 2: Ratification of Independent Public Accounting Firm	The votes cast FOR exceed the votes cast AGAINST.	Abstentions will be counted towards quorum but will not impact the vote result.	This proposal is considered routine; thus if you hold your shares in street name, your broker may vote your shares for you, absent any other instructions from you.

7.
How do I vote?
•
You may vote your shares by following the instructions from your broker if your shares are held in "street name", or by one of the following methods if you hold your shares directly in your name:
•
if you request physical copies of the proxy materials, mark, sign, date, and return your proxy card in the enclosed return envelope as soon as possible;
•
go to the website listed on the notice of internet availability or proxy card, and follow the instructions provided; or
•
attend the Annual Meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting. Voting on the internet has the same effect as submitting a properly executed proxy card.

8.
How many votes do I have?

You have one vote for each share of common stock that you own as of the close of business on the record date. Shareholders are not entitled to cumulative voting, and accordingly, you may cast only one vote per share of our common stock that you own.

9.
What if I return a proxy card but do not make specific choices?

If you are a shareholder of record and you return a signed and dated proxy card without marking any voting selections, your proxy will vote your shares “FOR” each director nominee, and “FOR” the ratification of the appointment of our independent registered public accounting firm for 2026. As of the date of this proxy statement, we are not aware of any other matters to be considered at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, your proxy will vote your shares as recommended by the Board of Directors or, if no recommendation is given, will vote your shares using his or her discretion. If any director nominee becomes unavailable for election for any reason prior to the vote at the Annual Meeting, the Board of Directors may reduce the number of directors to be elected or substitute another person as a nominee, in which case your proxy will vote for the substitute nominee.

10.
Can I change or revoke my vote?

Yes. If you hold your shares directly, you can change your vote after you have voted by:

•
going to the website listed on the proxy card, following the instructions provided, and submitting your change no later than 8:00 A.M. Eastern Time on the day of the Annual Meeting;
•
submitting a properly executed proxy prior to the Annual Meeting bearing a later date than your previous proxy;
•
notifying our corporate secretary, in writing, of the revocation of your proxy before the Annual Meeting; or
•
voting in person at the Annual Meeting, but simply attending the Annual Meeting will not, in and of itself, revoke your proxy.

If you voted through your broker, please contact your broker to change or revoke your vote.

11.
How are votes counted?

Votes will be counted at the Annual Meeting by the inspector of election appointed by the Board of Directors for the Annual Meeting.

12.
Who will pay for this proxy solicitation, and how will we solicit proxies?

The Company will pay for the cost of this proxy solicitation. We do not intend to solicit proxies other than by use of the mail and our website, but certain of our directors, officers, and other employees, without additional compensation, may solicit proxies personally or by telephone or email on our behalf.

13.
How can I determine the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Within four business days after the conclusion of the Annual Meeting, we will file a current report on Form 8-K with the SEC that announces the final voting results.

14.
Who can help answer any questions I may have?

CoastalSouth shareholders who have questions about the matters to be voted on at the Annual Meeting or how to submit a proxy, or who desire to request physical copies of this proxy statement or proxy cards should contact our Investor Relations department at 400 Galleria Pkwy, Suite 1900, Atlanta, Georgia, 30339 or by phone at (678) 396-4605 or by email at investorrelations@coastalstatesbank.com.

SHAREHOLDER PROPOSALS

Shareholders wishing to include proposals in the proxy materials in relation to our 2027 Annual Meeting of Shareholders to be held on or about April 22, 2027 must submit the same in writing, by mail, first-class postage pre-paid, to CoastalSouth Bancshares, Inc., 400 Galleria Pkwy, Suite 1900, Atlanta, Georgia, 30339, Attention: Corporate Secretary, which must be received at our executive office between the close of business on October 14, 2026 and the close of business on November 13, 2026. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholders’ proposals.

Shareholders who intend to present a proposal at the 2027 Annual Meeting, without including such proposal in our proxy statement, must provide our Corporate Secretary with written notice of such proposal between the close of business on October 14, 2026 and the close of business on November 13, 2026; provided that in the event that less than 70 days’ notice or prior public disclosure of the date of the 2027 Annual Meeting is given or made to shareholders, notice by the shareholder (in order to be timely) must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the 2027 Annual Meeting was mailed or such public disclosure of the date of the 2027 Annual Meeting was made, whichever first occurs. If the shareholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

To the extent we deliver a paper copy of the proxy materials to shareholder, the SEC rules allow us to deliver a single copy of proxy materials to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.

We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at the same address as another shareholder and currently receiving only one copy of the proxy materials who wishes to receive his or her own copy. Requests should be directed to our Corporate Secretary by phone at (678) 396-4605 or by mail to CoastalSouth Bancshares, Inc., 400 Galleria Pkwy, Suite 1900, Atlanta, Georgia, 30339.

OTHER MATTERS

Upon written request addressed to our Corporate Secretary at 400 Galleria Pkwy, Suite 1900, Atlanta, Georgia, 30339 from any person solicited herein, we will provide, at no cost, a copy of our fiscal 2025 Annual Report on Form 10-K filed with the SEC.

CoastalSouth Bancshares, Inc. Vote Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by April 23, 2026 at 8:00 A.M., ET. Online Go to www.investorvote.com/COSO or scan the QR code — login details are located in the shaded bar below. Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/COSO Using a black ink pen, mark your vote with an X as shown in this example. Please do not write outside the designated area. 2026 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2. 1. Election of Directors: For Withhold John G. Aldridge, Jr. 02 - L. Scott Askins 03 - Ernst W. Bruderer 04 - J. Simon Fraser 05 - Patrick M. Frawley 06 - Mark A. Griffith 07 - Michael B. High 08 - James S. MacLeod 09 - James N. Richardson, Jr. 10 - Stephen R. Stone 11 - Joseph V. Topper, Jr. 2. To ratify the appointment of Elliott Davis, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1UPX 0492OE The 2026 Annual Meeting of Shareholders of CoastalSouth Bancshares, Inc. will be held on April 23, 2026 at 8:00 A.M. ET, at CoastalSouth Bancshares, Inc. 400 Galleria Pkwy, Suite 1900 Atlanta, GA 30339 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/COSO IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. CoastalSouth Bancshares, Inc. + Notice of 2026 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — April 23, 2026 Stephen R. Stone and Anthony P. Valduga, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CoastalSouth Bancshares, Inc., to be held on April 23, 2026 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the Proxies. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address - Please print new address below Comments - Please print your comments below. +